     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999.


                                                      REGISTRATION NO. 333-70373

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                 TO FORM S-1 ON



                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                CONDUCTUS, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          3661                  77-0162388
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)


                              969 W. MAUDE AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 523-9950


         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               CHARLES E. SHALVOY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CONDUCTUS, INC.
                              969 W. MAUDE AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 523-9950

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                              BROOKS STOUGH, ESQ.
                         WILLIAM E. GROWNEY, JR., ESQ.
                              KEVIN A. LUCAS, ESQ.
                            Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 321-2400

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



    If this Form is filed to register additional securities for an offfering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1999



                                3,069,243 SHARES


                                     [LOGO]

                                CONDUCTUS, INC.
                                  COMMON STOCK


 CERTAIN OF OUR STOCKHOLDERS ARE OFFERING 3,069,243 SHARES OF OUR COMMON STOCK. THIS OFFERING IS NOT BEING UNDERWRITTEN. SEE "PLAN OF DISTRIBUTION" STARTING ON
                                    PAGE 13.


                            ------------------------


 INVESTING IN OUR COMMON STOCK INVOLVES CONSIDERABLE RISKS. SEE "RISK FACTORS"
                              STARTING ON PAGE 4.


                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

    We will not receive any of the proceeds from the sale of these shares. We have agreed to bear certain expenses in connection with the registration and sale of these shares.


    Our common stock is traded in the Nasdaq SmallCap Market under the symbol "CDTS." On June 9, 1999, the closing sale price of our common stock in the Nasdaq SmallCap Market was $2 per share.


                        PROSPECTUS DATED         , 1999

                               PROSPECTUS SUMMARY

                                CONDUCTUS, INC.

    Conductus, Inc., was founded in 1987 and is based in Sunnyvale, California. Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications market. For many applications, the unique properties of superconductors offer significant performance advantages over products based on conventional copper electronic components. These advantages, including improved sensitivities and efficiencies, can lower the cost or improve the performance of electronic components at the system level.

    We are registering the common stock to comply with contractual obligations arising under the Series B Preferred Stock and Warrant Purchase Agreement, dated September 11, 1998, by and among Conductus and investors in our Series B preferred stock financing. We are registering these shares of common stock so that these investors may sell in the public market any common stock they acquire upon the conversion of their Series B preferred stock or the exercise of their warrants.

                                  OUR ADDRESS:

                                Conductus, Inc.

                              969 W. Maude Avenue

                          Sunnyvale, California 94086


                                 (408) 523-9950

                                  RISK FACTORS

    THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALLCAP MARKET, OUR COMMON
  STOCK WILL BECOME LESS EASILY TRADABLE AND YOU MAY FIND YOURSELF UNABLE TO QUICKLY AND EASILY BUY OR SELL OUR COMMON STOCK


    Holders of our common stock currently enjoy the substantial benefit of being able to easily buy or sell our common stock because our common stock is listed on the Nasdaq SmallCap Market trading system. In November 1998, Nasdaq informed us that, on the basis of our Quarterly Report on Form 10-Q for the quarter ending September 30, 1998, our net tangible assets had fallen below the level required for continued listing of our common stock on the Nasdaq National Market trading system. Subsequently, we submitted information to Nasdaq regarding our anticipated future net tangible assets and certain financing plans. Based on this submission, we applied to have our common stock listed on the Nasdaq SmallCap Market. Pending approval of our application, our common stock began trading on the Nasdaq SmallCap Market. Nasdaq subsequently informed us that our application to be listed on the Nasdaq SmallCap Market has been denied. We requested and were granted an oral hearing on the subject, and delisting of our common stock has been stayed pending the results of this hearing.



    Although Conductus satisfied Nasdaq's requirements for listing on the Nasdaq SmallCap Market as of December 31, 1998, we did not satisfy these requirements as of March 31, 1999. We are taking actions designed to help us satisfy the listing requirements by June 30, 1999. These actions include seeking to raise additional equity capital and seeking to reduce our operating losses. However, we may not be successful in these efforts. In addition, even if we are successful, Nasdaq may deny our appeal if they believe we will not satisfy the criteria over the longer term.


    If our common stock is delisted, trading in our common stock, if any, would then be conducted in the over-the-counter market on an electronic bulletin board, or in what are commonly referred to as the "pink sheets." You would then find it more difficult to sell, or to quickly and accurately obtain quotations as to the price of, our common stock.

    In addition, if we fail to maintain either (a) net tangible assets, as defined in Rule 3a51-1 of the Securities Exchange Act, of at least $2,000,000 or
(b) average revenue over a three year period of at least $6,000,000, we could become subject to certain "penny stock" rules. These rules subject brokers and dealers who sell or make a market in our common stock to additional trading rules and requirements. For example, these brokers or dealers would be required to maintain detailed records on Conductus and their own trading activities in connection with our common stock. Consequently, this could affect the willingness of brokers and dealers to sell or make a market in our common stock. This, in turn, could affect your ability to quickly and easily sell our common stock.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE

    We cannot assure you that we will ever be profitable or, if we become profitable, that we will continue to be profitable thereafter. As of December 31, 1998, we had accumulated net losses of approximately $44.6 million. We expect to incur substantial additional losses at least through 1999 as we expand our operations. Continued development of our products may require us to commit substantial resources to:

    - research and development,

    - the establishment of additional pilot and commercial-scale fabrication processes and facilities, and

    - enhanced quality control, marketing, sales and administrative capabilities.

    In order to become profitable, we must successfully develop, manufacture, introduce and market our potential products. Our failure to become profitable or maintain our profitability could significantly harm the value of our common stock.

WE WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL IF WE ARE TO CONTINUE OUR OPERATIONS


    Our revenues from product sales have been limited. As of December 31, 1998, we had cash reserves of approximately $2.9 million. We anticipate that our existing sources of liquidity and anticipated revenue will satisfy our projected working capital and other cash requirements for the foreseeable future. However, changes in our plans or other events affecting us may result in the expenditure of these resources before then. THE REPORT OF OUR INDEPENDENT ACCOUNTANTS INCLUDED IN THIS PROSPECTUS INCLUDES AN EXPLANATORY PARAGRAPH RELATED TO THE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.


    If we are to continue our operations, we will need to raise substantial additional funds, and these funds may not be available on favorable terms or at all. Our failure to raise enough capital to meet our needs could force us to reduce or cease some or all of our operations. These events could significantly harm our results of operations and the value of our common stock.

BECAUSE OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE AND LIKELY TO FLUCTUATE
  SIGNIFICANTLY, THE VALUE OF OUR COMMON STOCK IS DIFFICULT TO EVALUATE

    Our operating history is limited, and our operating results are susceptible to significant fluctuations. Thus, we cannot reliably predict future operating results, making it difficult for you to assess the value of our common stock. We believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely upon period-to-period comparisons as indications of future performance.

    Our future operating results may vary significantly due to factors including:

    - Demand for our products;

    - The size and timing of significant orders, and their fulfillment;

    - The size and timing of government funding contracts;

    - Inflexible product life cycles which may affect our ability to change and compete;

    - Changes in our pricing policies, or those of our competitors;

    - Changes in our operating expenses and our ability to control costs;

    - Our customers' budget cycles;

    - Product quality problems;

    - Our ability, and our subcontractors' ability, to obtain sufficient supplies of limited or sole-source components for our products;

    - Consolidation by competitors and indirect channel partners; and

    - Regulatory changes.

In addition, we may experience changes in our mix of domestic and international revenues, our mix of direct sales and indirect sales, and the channels through which we sell our products. For these reasons, our gross profit and operating margins may fluctuate significantly. These factors make it difficult to predict our future operating results.

    Another factor making our future operating results difficult to predict is the fact that our products are typically shipped shortly after orders are received. Accordingly, future quarterly revenues are difficult to predict since they depend substantially on orders booked and shipped during those quarters. Product revenues are also difficult to forecast because our sales cycle, which may increase in the future, varies substantially from customer to customer and by distribution channel. We base our expense levels and plans for expansion, including our plan to significantly increase both our sales & marketing and research & development efforts, in significant part on our expectations of future revenues. These expenses and expansion plans are relatively fixed in the short-term. Consequently, our operating results in any given quarter are likely to be disproportionately harmed if revenues in that quarter fall below our expectations.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE
  SUPERCONDUCTIVE ELECTRONICS
  INDUSTRY OR AGAINST ALTERNATIVE TECHNOLOGIES

    Although the market for superconductive electronics currently is small and in the early stages of development, we believe this market is intensely competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products which may compete with ours, or they may begin such programs if the market develops. Smaller companies, including Illinois Superconductor Corporation and Superconductor Technologies, Inc., are also developing and commercializing superconductive electronic products. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. Our success will depend on our ability to develop and maintain our technological leadership while managing the various risks described in this prospectus. Our failure to compete successfully could significantly harm our business and financial condition and the value of our common stock.

    In addition to the products that our planned products will compete with directly, a number of competing approaches and technologies are currently being used to increase the capacity and improve the quality of wireless networks, some of which may be less expensive or offer better performance. These approaches include increasing the numbers of cellular transmission stations, increasing tower heights, locating filters and amplifiers at the top of antennas and using advanced antenna technology. We may not succeed in competing with these alternate technologies, and for this reason our business, operating results and financial condition may suffer.

WE DEPEND HEAVILY UPON GOVERNMENT CONTRACTS FOR A SUBSTANTIAL PORTION OF OUR
  REVENUES, AND OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS WOULD SUFFER IF, AMONG OTHER THINGS, ANY OF THESE CONTRACTS ARE TERMINATED OR ADVERSELY MODIFIED

    A significant portion of our revenue has been derived from contracts with the U.S. government. Although we anticipate that government contract revenues will grow in 1999 compared to 1998, revenues from government contracts may not grow and may fall. A reduction in, or discontinuance of, the government's commitment to or our participation in such programs would significantly harm our business, operating results and financial condition. Our revenue from government-related contracts represented approximately 77% of total revenue for fiscal years 1996 and 1997 and 79% of total revenue for fiscal 1998. Our contracts involving the U.S. government may include various risks, including:

    - Termination by the government for their own convenience;

    - Reduction or modification in the event of changes in the government's requirements or budgetary constraints;

    - Increased or unexpected costs causing losses or reduced profits under contracts where our prices are fixed or unallowable costs under contracts where the government reimburses us for costs and pays an additional premium;

    - Risks of potential disclosure of our confidential information to third parties;

    - The failure or inability of the main contractor to perform its contract in circumstances where we are a subcontractor;

    - The failure of the government to exercise options provided for in the contracts;

    - The government's right in certain circumstances to freely use technology developed under contracts with it; and

    - Exercise of the U.S. government's right to require us to license to third parties patented technology developed under government contracts if we fail to continue to develop the technology.

    The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs to which our development projects apply, particularly in light of recent legislative initiatives to reduce the funding of various U.S. government agencies and programs. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

BECAUSE WE DEPEND ON A SMALL NUMBER OF CUSTOMERS, HARM TO, OR THE LOSS OF, ANY
  OF THESE RELATIONSHIPS COULD SIGNIFICANTLY HARM OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS

    To this day, a relatively small number of customers have accounted for a significant portion of our total revenue, and we expect that this trend will continue for the foreseeable future. Accordingly, our future operating results will continue to substantially depend on the success of a few customers and our relationships with them. Any reduction or delay in sales of our products to one or more of these key customers could significantly harm our business, financial condition and results of operations. Our operating results will also depend on our ability to successfully develop relationships with additional key customers. We cannot assure you that we will retain our largest customers or that we will be able to recruit additional key customers.

    Most of our customers can cease doing business with us with limited notice and with little or no penalty. Our customer agreements typically do not require minimum purchases. Further, many of our customers also have relationships with our competitors. These relationships may affect the purchasing decisions of such customers. We cannot assure you that our customers will not choose to direct their business to our competitors.

BECAUSE THE SUPERCONDUCTIVE ELECTRONICS MARKET IS NEW AND UNCERTAIN, WE CANNOT
  PREDICT WHETHER OUR PRODUCTS WILL BE COMMERCIALLY ACCEPTED

    The superconductive electronics market is new, with limited product commercialization to date. Since our inception we have been engaged principally in research and development activities. Although we have introduced a number of superconductive electronic products, most of our revenues to date have been derived from research and development contracts. We may not successfully develop, introduce and market new products or product enhancements. Any new products or product enhancements may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

    We cannot assure you that, even if our products meet performance standards acceptable to the superconductive electronics market, we will be able to manufacture adequate quantities of any products we introduce at costs low enough for us to continue to operate on a timely basis, or that any such products will offer price/performance advantages sufficient to achieve market acceptance. If we fail to successfully develop, manufacture and commercialize products that offer sufficient price/performance advantages or to achieve significant market acceptance on a timely and cost-effective basis, our business, operating results and financial condition could be harmed.

WE MAY NOT SUCCESSFULLY ADJUST TO THE RAPIDLY CHANGING SUPERCONDUCTIVE
  ELECTRONICS MARKET

    The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. We have focused our development efforts to date principally on yttrium barium copper oxide, a high-temperature superconductor. However, yttrium barium copper oxide may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

    We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of our products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

OUR SALES CYCLES ARE LONG AND UNPREDICTABLE, MAKING OUR FUTURE PERFORMANCE AND
  THE VALUE OF OUR COMMON STOCK UNPREDICTABLE

    Because customers who purchase our systems must commit a significant amount of capital and other resources, sales to our customers are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect their key operations. While the sales cycle for an initial order of our products is typically 6 to 12 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business, operating results and financial condition.

THE YEAR 2000 COULD FORCE US TO SPEND SIGNIFICANT FUNDS TO PREPARE FOR POTENTIAL
  PROBLEMS, AND WE COULD EXPERIENCE SIGNIFICANT LOSSES AT THAT TIME

    Many computer systems and applications experience problems handling dates beyond the year 1999, and will need to be modified before the year 2000 in order to remain functional. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of our key operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Although we are working to avoid any problems, year 2000 problems could harm our operations and cause significant losses.

    In addition, as our year 2000 compliance project continues, we may discover additional problems for which we may not be able to develop, implement, or test possible solutions. Also, we may find that the costs of these activities materially exceed our current expectations. Necessary expenses arising from these additional problems would harm our results of operations.

BECAUSE THE TRADING PRICE OF OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE, WE
  MAY BE EXPOSED TO COSTLY SECURITIES CLASS ACTION LAWSUITS

    The market price of our common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

    - Actual or anticipated fluctuations in our operating results;

    - Announcements of technological innovations;

    - New products or new contracts by us or our competitors;

    - Conditions and trends in the telecommunications and other technology industries;

    - Changes in financial estimates of our future results by securities analysts.

    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. We may be affected by similar litigation in the future which could result in substantial costs and cause a diversion of management's attention and resources. These events could significantly harm our business, operating results and financial condition.

BECAUSE WE DEPEND HEAVILY ON THE SUCCESSFUL DEVELOPMENT AND SALE OF OTHER
  COMPLEMENTARY TECHNOLOGIES, WE MAY NOT SUCCEED IF CERTAIN OTHER PRODUCTS AND TECHNOLOGIES ARE NOT AVAILABLE TO US

    Our success depends on the commercial availability of a number of other technologies, such as specialized mechanical refrigeration systems, super-cooled semiconductor technology and specialized microchip materials. Some of these complementary technologies are in the development stage. We do not intend to devote significant efforts or resources to developing these technologies; we depend on the development activities of third parties in these areas. We cannot assure you that these technologies will be successfully developed and commercialized, or that they will achieve market acceptance.

OUR DEPENDENCE ON A SMALL NUMBER OF SUPPLIERS MAKES US PARTICULARLY VULNERABLE
  TO EVENTS WHICH IMPACT OUR SUPPLIERS, MOST OF WHICH EVENTS ARE BEYOND OUR CONTROL

    Certain components of our subsystems, including cryocoolers, are currently obtained from a single source or a limited number of suppliers. Our business, operating results and financial condition could be significantly harmed by (a) an inability to develop alternative sources or to meet customer demand, (b) a prolonged interruption in supply, or (c) a significant increase in price of one or more components.

OUR FAILURE TO SUCCESSFULLY DEVELOP COLLABORATIVE RELATIONSHIPS WITH GOVERNMENT
  AGENCIES, RESEARCH INSTITUTIONS AND OTHER COMPANIES COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS

    We have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development and success of these collaborative arrangements. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. Even if these programs are successful, we cannot assure you that our collaborative partners will not seek to manufacture jointly developed products themselves or obtain them from alternative sources. Finally, these programs (a) may require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology, (b) may be subject to termination at the discretion of our collaborative partners and (c) may restrict our ability to engage in certain areas of product development, manufacturing and marketing.

OUR ABILITY TO PROTECT OUR PATENTS AND OTHER PROPRIETARY RIGHTS IS UNCERTAIN,
  EXPOSING US TO POSSIBLE LOSSES OF COMPETITIVE ADVANTAGE

    Our efforts to protect our proprietary rights may not succeed in preventing their infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of our issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of our products. Additionally, certain of the issued patents and patent applications are jointly owned by us and third parties. The fact that any owner or co-owner of a patent has the right to license rights under their patent or application which could cause us to lose exclusive control over our inventions. These events could result in losses of competitive advantage, which losses may harm our business, financial condition and results of operation.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US IN CONNECTION WITH OUR USE
  OF YTTRIUM BARIUM COPPER OXIDE COULD MATERIALLY HARM OUR RESULTS OF OPERATIONS

    The patent positions of companies using high-temperature superconductor technology, including Conductus, are uncertain and there is significant risk that others, including our competitors, have obtained or will obtain patents relating to our planned products or technology.

    We cannot assure you that we will obtain licenses to patents covering yttrium barium copper oxide compositions, if these patents are issued, or to any other patents applicable to our business, on commercially reasonable terms. We may be required to expend significant resources to develop alternatives that would not infringe the yttrium barium copper oxide patents or to obtain licenses to the technology that we infringe or would infringe. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents. An adverse outcome in such a suit could subject us to significant liabilities or require us to cease using such technology. Even the cost of defending a patent lawsuit would constitute a major financial burden for us, one that would significantly harm our business, operating results and financial condition.

OUR LIMITED COMMERCIAL MANUFACTURING EXPERIENCE AND CAPABILITIES COULD HAMPER
  OUR SUCCESS IN THE HIGHLY COMPETITIVE AND COMPLEX SUPERCONDUCTIVE PRODUCTS MARKET

    Our failure to develop an adequate manufacturing capacity would significantly harm our business, operating results and financial condition. We have established a limited production facility. To date, we have focused primarily on developing fabrication processes and producing limited quantities of superconducting thin films and components. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

    We cannot assure you that we can develop the enhanced processing technology necessary to develop more advanced superconducting devices and circuits or that we will be able to attain commercial yields in the future. Even if we can attain commercial yields, we may suffer recurring yield problems caused by mask defects, impurities in materials and other factors. While we have established limited production facilities for our electronics products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

OUR SUCCESS DEPENDS ON THE ATTRACTION AND RETENTION OF SENIOR MANAGEMENT AND
  TECHNICAL PERSONNEL WITH EXPERTISE RELEVANT TO THE HIGH-TEMPERATURE SUPERCONDUCTOR MARKET

    As a competitor in the highly technical high-temperature superconductor market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow our product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, we also depend upon our ability to attract and retain qualified technical and key management personnel. In addition, we target our products towards markets that require substantial industry knowledge and expertise. We currently have limited expertise in these areas and it is essential that we attract and retain qualified personnel with expertise in manufacturing, marketing, sales and support in each of our targeted markets. Competition for qualified personnel in the high-temperature superconductor market is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

REGULATORY CHANGES NEGATIVELY AFFECTING WIRELESS COMMUNICATIONS COMPANIES COULD
  SUBSTANTIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS

    The operation of cellular and personal communications services communication stations, or "base stations," is strictly regulated in the United States by the Federal Communications Commission. Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our high-temperature superconductor filter subsystems will depend upon the rate of deployment of personal communications services, or "PCS," the ability of base station equipment manufacturers and of cellular base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the requirements for our products. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could significantly harm our business, operating results and financial condition.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD BE ESPECIALLY COSTLY DUE TO THE
  HAZARDOUS MATERIALS WE MUST USE AS A MAKER OF SEMICONDUCTORS

    We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of our operations. In addition, these regulations could restrict our ability to expand or require us to acquire costly equipment or incur other significant expenses to comply with environmental regulations or to clean up prior discharges.

BECAUSE OUR CORPORATE GOVERNANCE STRUCTURE MAY PREVENT OUR ACQUISITION BY
  ANOTHER COMPANY, YOU MAY BE DENIED A PREMIUM OVER THE PUBLIC TRADING PRICE FOR YOUR SHARES

    It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in our shareholders receiving a premium over the public trading price for their shares. However, we have adopted a stockholder rights plan which, if triggered, could make it more difficult for a third party to acquire a majority of our outstanding voting stock, even if doing so would create an immediate benefit to our stockholders. Further, provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of Conductus by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent and our bylaws require advance notice of any matters to be brought before the stockholders at the annual meeting.

    In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the terms of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. These factors could result in the loss of a premium over the public trading price for their shares of Conductus.

WE DO NOT INTEND TO PAY DIVIDENDS

    We have never paid cash dividends and do not anticipate paying cash dividends on the common stock in the foreseeable future.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO RISKS
  AND UNCERTAINTIES

    This prospectus contains forward-looking statements. Forward-looking statements involve projections based upon current expectations, and their accuracy is subject to risks and uncertainties. You should consider any statements that are not statements of historical fact to be forward-looking statements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect" and similar expressions. Our actual results and the timing of certain events may differ significantly from the results and events discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors," "Business" and elsewhere in this prospectus. All forward-looking statements included in this document are based on information available to us on the date of this prospectus, and we do not assume any obligation to update any of these forward-looking statements.

                                USE OF PROCEEDS

    Conductus will not receive any proceeds from the sale of these shares of common stock.


                              PLAN OF DISTRIBUTION



    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, in connection with the future resale of these shares. We have agreed to use our best efforts to keep this registration statement effective for two years, or at least until all these shares have been sold by the selling stockholders. Although we will receive no proceeds from this offering, we will bear all costs, expenses and fees in connection with this offering. The selling stockholders will bear any brokerage commissions or similar selling expenses related to their resale of their common stock.


    The common stock offered in this offering may be sold by the selling stockholders, from time to time, in the following manners:

    - in the over-the counter market,

    - on the Nasdaq SmallCap Market,

    - in privately negotiated transactions, or

    - by a combination of the above methods.

The selling stockholders may sell at various fixed prices, at prevailing market prices or at negotiated prices.

    The selling stockholders may use broker-dealers to sell their shares. If this happens, these broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. These broker-dealers may receive compensation in excess of customary commissions.


                              SELLING STOCKHOLDERS



    The following table sets forth, as of February 15, 1999, information regarding ownership of our common stock by the selling stockholders, as adjusted to reflect the sale of the shares offered in this offering. The shares to be offered by the selling stockholders will be acquired through the exercise of their warrants to purchase common stock and conversion of their shares of Series B preferred stock into shares of common stock.



    The ownership figures in the table below assume the conversion of all outstanding shares of Series B preferred stock into common stock and the exercise of all outstanding warrants to purchase common stock. Under this assumption, 10,213,363 shares of our common stock were outstanding as of February 15, 1999.


    The registration statement shall also cover any additional shares of common stock which become issuable in connection with these shares by reason of any stock dividend, stock split, recapitalization or similar transaction.


    AMC Partners 1996, L.P., is the general partner of Asset Management Associates 1996, L.P. AMC Partners 1984 is the general partner of Asset Management Partners. Dr. Shoch, the Chairman of the Board, is a general partner of AMC Partners 1996, L.P., and AMC Partners 1984.



    Unless otherwise indicated, the mailing address of each person listed is Conductus, Inc., 969 W. Maude Avenue, Sunnyvale California 94086. Persons whose name is followed with a "+" symbol have a mailing address of c/o Davenport & Company LLC, 901 East Cary Street, Richmond, VA 23219. Persons whose name is followed with a "#" symbol have a mailing address of c/o Portola Group, 3000 Sand Hill Road, Suite 2-145, Menlo Park, CA 94025. Mr. DiBona, Asset Management Associates 1984, Asset Management Associates 1996, L.P., and Asset Management Partners have a mailing address of 2275 East Bayshore Road, Suite 150, Palo Alto, CA 94303.

                                                                                          THE NUMBER OF SHARES OWNED
                                                                                        PRIOR TO THIS OFFERING ASSUMES
                                                                                      -----------------------------------
                                                                                      THE CONVERSION OF
                                                                                          SERIES B
                                                                          NUMBER OF    PREFERRED STOCK   THE EXERCISE OF
                                                                           SHARES         INTO THE       WARRANTS FOR THE
                                                                         OWNED PRIOR  FOLLOWING NUMBER   FOLLOWING NUMBER
                                                                           TO THIS      OF SHARES OF       OF SHARES OF
NAME AND ADDRESS OF SELLING STOCKHOLDER                                   OFFERING      COMMMON STOCK      COMMON STOCK
-----------------------------------------------------------------------  -----------  -----------------  ----------------
Charles L. Grimes......................................................     413,332          244,444            48,888
  P.O. Box 136
  Mendenhall, PA 19357-0136
Banner Partners Minaret, L.P...........................................     152,400          127,000            25,400
  c/o Bryan E. Edwards
  150 Isabella Avenue
  Atherton, CA 94027
                                                                             13,200           11,100             2,200
William H. Draper, III Revocable Trust.................................
  William H. Draper
  91 Tallwood Court
  Atherton, CA 94027
Fred Gibbons...........................................................      26,400           22,000             4,400
  11800 Murietta Lane
  Los Altos Hills, CA 94022
Micro Cap Partners, L.P................................................     134,400          112,000            22,400
  c/o Palo Alto Investors, Inc.
  470 University Avenue
  Palo Alto, CA 94301
TIFF Investment Program, Inc...........................................     120,000          100,000            20,000
  c/o Investors Bank & Trust
  P.O. Box 9130
  Boston, MA 02117
Asset Management Associates 1984.......................................     529,361          148,150            29,680
                                                                          1,155,558          962,965           192,593
Asset Management Associates 1996, L.P..................................
Asset Management Partners..............................................     222,222          185,185            37,037
Tony DiBona SEP-IRA....................................................       9,620            7,600             1,520
D&S Vending, Inc.+.....................................................      13,320           11,100             2,200


                                                                         NUMBER OF    NUMBER OF     PERCENTAGE OF
                                                                           SHARES     SHARES TO   CONDUCTUS' COMMON
                                                                         OFFERED IN   BE OWNED    STOCK TO BE OWNED
                                                                            THIS     AFTER THIS      AFTER THIS
NAME AND ADDRESS OF SELLING STOCKHOLDER                                   OFFERING    OFFERING        OFFERING
-----------------------------------------------------------------------  ----------  -----------  -----------------
Charles L. Grimes......................................................     293,332     620,000             6.1
  P.O. Box 136
  Mendenhall, PA 19357-0136
Banner Partners Minaret, L.P...........................................     152,400           0              --
  c/o Bryan E. Edwards
  150 Isabella Avenue
  Atherton, CA 94027
                                                                             13,200           0              --
William H. Draper, III Revocable Trust.................................
  William H. Draper
  91 Tallwood Court
  Atherton, CA 94027
Fred Gibbons...........................................................      26,400           0              --
  11800 Murietta Lane
  Los Altos Hills, CA 94022
Micro Cap Partners, L.P................................................     134,400           0              --
  c/o Palo Alto Investors, Inc.
  470 University Avenue
  Palo Alto, CA 94301
TIFF Investment Program, Inc...........................................     120,000           0              --
  c/o Investors Bank & Trust
  P.O. Box 9130
  Boston, MA 02117
Asset Management Associates 1984.......................................     177,780     351,581             3.4
                                                                          1,155,558           0              --
Asset Management Associates 1996, L.P..................................
Asset Management Partners..............................................     222,222           0              --
Tony DiBona SEP-IRA....................................................       9,120         500               *
D&S Vending, Inc.+.....................................................      13,320           0              --

                                                                                 THE NUMBER OF SHARES OWNED
                                                                               PRIOR TO THIS OFFERING ASSUMES
                                                                             -----------------------------------
                                                                             THE CONVERSION OF
                                                                                 SERIES B
                                                                 NUMBER OF    PREFERRED STOCK   THE EXERCISE OF   NUMBER OF
                                                                  SHARES         INTO THE       WARRANTS FOR THE    SHARES
                                                                OWNED PRIOR  FOLLOWING NUMBER   FOLLOWING NUMBER  OFFERED IN
                                                                  TO THIS      OF SHARES OF       OF SHARES OF       THIS
NAME AND ADDRESS OF SELLING STOCKHOLDER                          OFFERING      COMMMON STOCK      COMMON STOCK     OFFERING
--------------------------------------------------------------  -----------  -----------------  ----------------  ----------
Eaglebrook School+............................................      22,200           18,500             3,700         22,200
Norman Miller, M.D.+..........................................      22,200           18,500             3,700         22,200
Joe Antrium+..................................................      11,160            9,300             1,860         11,160
Philip Klaus, Jr.+............................................      11,160            9,300             1,860         11,160
J. Read Branch, Jr. and Janet D. Branch+......................      44,400           37,000             7,400         44,400
Elizabeth O. Dennis and O.D. Dennis, Jr.+.....................      55,560           46,300             9,260         55,560
Janet J. Dennis+..............................................      11,160            9,300             1,860         11,160
Richard J. Clark and Linda S. Clark+..........................      22,200           18,500             3,700         22,200
Martin L. Brill+..............................................      11,160            9,300             1,860         11,160
Anthony F. Markel August 1998 GRAT+...........................      11,160            9,300             1,860         11,160
Robert F. Mizell+.............................................      11,160            9,300             1,860         11,160
George A. Trivette and Janet H. Trivette+.....................      26,640           22,200             4,440         26,640
Coleman Wortham+..............................................      60,000           50,000            10,000         60,000
E. Bryson Powell, III+........................................      22,200           18,500             3,700         22,200
Grace Associates+.............................................      44,400           37,000             7,400         44,400
David A. Wright and Carrie H. McAllister+.....................      15,600           13,000             2,600         15,600
Doris E. Wright+..............................................      11,160            9,300             1,860         11,160
Gaubert Family trust dated 6/19/87#...........................      44,444           37,037             7,407         44,444
Claude J. Gaubert, Jr. Irrevocable trust dated 4/28/93#.......      22,221           18,518             3,703         22,221
Michelle Gaubert Dotterer Irrevocable trust dated 4/28/93#....      22,221           18,518             3,703         22,221
Danielle Gaubert Irrevocable trust dated 4/28/93#.............      22,221           18,518             3,703         22,221
Susan Jackson#................................................     111,555           46,296             9,259         55,555
Robert C. Fitzwilson trust dated 6/24/97#.....................      80,855           46,296             9,259         55,555


                                                                 NUMBER OF     PERCENTAGE OF
                                                                 SHARES TO   CONDUCTUS' COMMON
                                                                 BE OWNED    STOCK TO BE OWNED
                                                                AFTER THIS      AFTER THIS
NAME AND ADDRESS OF SELLING STOCKHOLDER                          OFFERING        OFFERING
--------------------------------------------------------------  -----------  -----------------
Eaglebrook School+............................................           0              --
Norman Miller, M.D.+..........................................           0              --
Joe Antrium+..................................................           0              --
Philip Klaus, Jr.+............................................           0              --
J. Read Branch, Jr. and Janet D. Branch+......................           0              --
Elizabeth O. Dennis and O.D. Dennis, Jr.+.....................           0              --
Janet J. Dennis+..............................................           0              --
Richard J. Clark and Linda S. Clark+..........................           0              --
Martin L. Brill+..............................................           0              --
Anthony F. Markel August 1998 GRAT+...........................           0              --
Robert F. Mizell+.............................................           0              --
George A. Trivette and Janet H. Trivette+.....................           0              --
Coleman Wortham+..............................................           0              --
E. Bryson Powell, III+........................................           0              --
Grace Associates+.............................................           0              --
David A. Wright and Carrie H. McAllister+.....................           0              --
Doris E. Wright+..............................................           0              --
Gaubert Family trust dated 6/19/87#...........................           0              --
Claude J. Gaubert, Jr. Irrevocable trust dated 4/28/93#.......           0              --
Michelle Gaubert Dotterer Irrevocable trust dated 4/28/93#....           0              --
Danielle Gaubert Irrevocable trust dated 4/28/93#.............           0              --
Susan Jackson#................................................      56,000               *
Robert C. Fitzwilson trust dated 6/24/97#.....................      25,300               *


------------------------


* Indicates ownership of less than 1% of our common stock

                                 LEGAL MATTERS


    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, will pass upon the validity of the common stock offered in this offering.

                                    EXPERTS


    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Conductus, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to Conductus' ability to continue as a going concern as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to these shares common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We refer you to the registration statement and its exhibits and schedules for further information. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified by such reference to such exhibit.


    The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-900-SEC-0330. You may obtain copies of all or any part of the registration statement from the Commission after paying the prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.


    All documents filed by Conductus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus but prior to the termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference and made a part of this prospectus as of their respective filing dates. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.



    The information relating to Conductus contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein.



    Upon written or oral request, Conductus will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone to
(468) 523-9950
to Chief Financial Officer, Conductus, Inc., at our principal executive offices, 969 W. Maude Avenue, Sunnyvale, California 94086.

                            ------------------------


    This prospectus includes trademarks of Conductus and other corporations.


                            ------------------------


                     INFORMATION INCORPORATED BY REFERENCE



    The following documents previously filed by Conductus with the Securities and Exchange Commission (File No. 0-20540) are hereby incorporated by reference and made a part of this prospectus.



    1.  Our Annual Report on Form 10-K for the year ended December 31, 1998;



    2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 17, 1999;



    3. Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998, filed May 27, 1999; and



    4. The description of our common stock contained in our registration statement on Form S-1 as filed with the Commission on April 27, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    4
Use of Proceeds...........................................................   13
Plan of Distribution......................................................   13
Selling Stockholders......................................................   13
Legal Matters.............................................................   16
Experts...................................................................   16
Additional Information....................................................   16
Information Incorporated by Reference.....................................   17


    UNTIL           , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,069,243 SHARES

                                  COMMON STOCK

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the costs and expenses payable by Conductus, Inc. (the "Company" or "Registrant") in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration fee............................................  $1,400.00
Printing and engraving expenses.................................  20,000.00
Legal fees and expenses.........................................  25,000.00
Accounting fees and expenses....................................  15,000.00
Blue sky fees and expenses......................................  10,000.00
Transfer agent fees.............................................   4,000.00
Miscellaneous fees and expenses.................................   4,600.00
                                                                  ---------
      Total.....................................................  $80,000.00
                                                                  ---------
                                                                  ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS



    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law."

ITEM 16. EXHIBITS



    The exhibits listed in the index below are filed as part of this registration statement.



     EXHIBIT
       NO                                                    DESCRIPTION
-----------------  -----------------------------------------------------------------------------------------------

  2.1(1)           Stock Exchange Agreement dated as of May 28, 1993, between the Company and Tristan
                   Technologies, Inc.
  3.1(2)           Restated Certificate of Incorporation.
  3.2(3)           Restated Bylaws.
  3.3(4)           Certificate of Designation of Series B Preferred Stock.
  4.1(3)           Stockholder Rights Plan.
  5.1*             Opinion of Counsel.
 10.1(1)           1987 Stock Option Plan.
 10.2(1)           Amended 1989 Stock Option Plan.
 10.3(5)           1992 Stock Option/Stock Purchase Plan.
 10.4(6)           1994 Employee Stock Purchase Plan.
 10.5(1)           Second Amended and Restated Registration Rights Agreement dated June 3, 1993.
 10.6(4)           Form of Series B Preferred Stock and Warrant Purchase Agreement, dated September, 1998, and
                   September 22, 1998, between the Company and Series B Investors.
 10.7(4)           Form of Warrant to Purchase Common Stock between the Company and Series B Investors.
 10.8(7)           Employment Agreement dated May 3, 1994 between Registrant and Mr. Charles E. Shalvoy.
 10.9(1)           Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.10(1)+         Coordinated Research Program Agreement dated October 14, 1988 and Amendment dated May 26, 1991 between the Registrant and Hewlett-Packard Company ("H-P"), as amended by the Agreement between
                   Registrant and Hewlett-Packard Company dated June 2, 1993.
 10.11(8)          Collaboration Agreement between Registrant and CTI dated September 19, 1995.
 10.12(8)          High Temperature Superconductor Thin-Film Manufacturing Alliance Agreement among Registrant,
                   Superconductor Technologies, Inc., Stanford University, Georgia Research Corporation,
                   Microelectronic Control and Sensing Incorporated, IBIS, Focused Research and BDM Federal dated
                   November 17, 1995.
 10.13(9)+         Superconducting Filter Technology Joint Development Agreement dated April 25, 1996 between the
                   Registrant and Lucent Technologies Inc.
 10.14(4)          Engagement Letter between the Company and Sutro and Co. Inc., dated March 24, 1998.
 10.15(4)          Amendment to Engagement Letter between the Company and Sutro and Co. Inc., dated September 2,
                   1998.
 10.16(4)          Engagement Letter between the Company and Davenport and Co., dated September 2, 1998.
 10.17(4)          Master Lease Agreement between the Company and Leasing Technologies International, Inc., dated
                   June 15, 1998.
 10.18(1)          Lease Agreement dated May 3, 1993 between the Registrant and Mozart-McKee Limited Partnership for Sunnyvale facilities.
 10.19(7)          Lease Agreement dated December 8, 1994 between Registrant and Mozart-McKee Limited Partnership for Sunnyvale facilities.

     EXHIBIT
       NO                                                    DESCRIPTION
-----------------  -----------------------------------------------------------------------------------------------
 10.20(7)          Business Loan Agreement dated August 15, 1994 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
 10.21(10)         Loan Modification Agreement dated June 30, 1997, between Registration and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.
 10.22(10)         Loan Modification Agreement dated November 12, 1997, between Registration and Silicon Valley
                   Bank modifying the Business Loan Agreement dated August 15, 1994.
 10.23(10)         Loan Modification Agreement dated December 23, 1997, between Registration and Silicon Valley
                   Bank modifying the Business Loan Agreement dated August 15, 1994.
 10.24(11)         Business Loan Agreement dated March 8, 1996 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
 10.25(12)         Business Loan Agreement dated December 27, 1996 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
 10.26(4)          Master Loan and Security Agreement between the Company and Transamerica Business Credit
                   Corporation, dated June 26, 1998.
 10.27(4)          Stock Subscription Warrant Agreement between the Company and Transamerica Business Credit
                   Corporation, dated June 26, 1998.
 10.28(13)         Silicon Valley Bank Loan Agreement.
 10.29(13)         Collateral Assignment, Patent Mortgage and Security Agreement between the Company and Silicon
                   Valley Bank.
 10.30(10)+        Asset Purchase Agreement dated July 9, 1997 between Registrant and Bruker Instruments, Inc. for sale of assets of Registrant's NMR Probe business.
 10.31(10)         Asset Purchase Agreement dated August 15, 1997 between Registrant and Neocera, Inc. for sale of
                   Registrant's assets related to its temperature controller business.
 10.32(10)         Asset Purchase Agreement dated September 3, 1997, between Registrant and Niki Glass Ltd. for sale of Registrant's assets related to portions of its instruments business.
 10.33(14)(15)+    License Agreement between the Company and General Dynamics Information Systems, Inc., dated May
                   4, 1999.
 10.34(14)         Cross-License, Supply and Training Agreement between the Company and General Dynamics
                   Information Systems, Inc., dated May 4, 1999.
 23.1              Consent of Independent Accountants.
 24.1*             Power of Attorney.
 27.1*             Financial Data Schedule.


------------------------

*   Previously filed.

+ Confidential treatment granted or requested as to certain portions of these exhibits.

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Number 33-64020), filed with the SEC on May 15, 1996, as amended.

(2) Incorporated herein by reference to the Company's 1993 Annual Report on Form 10-K.

(3) Incorporated herein by reference to the Company's Registration Statement on Form 8-K, filed with the SEC on January 22, 1998.

(4) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on November 16, 1998.

(5) Incorporated herein by reference to the Company's Registration Statement on Form S-8, filed with the SEC on November 26, 1997.

(6) Incorporated herein by reference to the Company's Registration Statement on Form S-8, filed with the SEC on August 5, 1994.

(7) Incorporated herein by reference to the Company's 1994 Annual Report on Form 10-K.

(8) Incorporated herein by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Number 333-3815), filed with the SEC on June 17, 1996.

(9) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Number 333-3815), filed with the SEC on May 10, 1996, as amended.

(10) Incorporated herein by reference to the Company's 1998 Annual Report on Form 10-K.

(11) Incorporated herein by reference to the Company's 1995 Annual Report on Form 10-K.

(12) Incorporated herein by reference to the Company's 1996 Annual Report on Form 10-K.


(13) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on May 14, 1998.



(14) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on May 17, 1999.



(15) Incorporated herein by reference to the Company's Form 10-Q/A filed with the SEC on May 27, 1999.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.


    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 11th day of June, 1999.


                                CONDUCTUS, INC.

                                BY:            /S/ CHARLES E. SHALVOY
                                     -----------------------------------------
                                                 Charles E. Shalvoy
                                                   PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
    /s/ CHARLES E. SHALVOY        Officer (Principal
------------------------------    Executive Officer) and        June 11, 1999
      Charles E. Shalvoy          Director

              *                 Chief Financial Officer
------------------------------    (Principal Financial and      June 11, 1999
       Ronald Wilderink           Accounting Officer)

              *                 Chairman of the Board
------------------------------                                  June 11, 1999
     John F. Shoch, Ph.d.

              *                 Director
------------------------------                                  June 11, 1999
        Martin Cooper

                                Director
------------------------------
      Robert M. Janowiak

                                Director
------------------------------
       Martin J. Kaplan




*By:               /s/ CHARLES E. SHALVOY
           --------------------------------------
                     Charles E. Shalvoy
                      ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

     EXHIBIT
       NO                                                    DESCRIPTION
-----------------  -----------------------------------------------------------------------------------------------

  2.1(1)           Stock Exchange Agreement dated as of May 28, 1993, between the Company and Tristan
                   Technologies, Inc.
  3.1(2)           Restated Certificate of Incorporation.
  3.2(3)           Restated Bylaws.
  3.3(4)           Certificate of Designation of Series B Preferred Stock.
  4.1(3)           Stockholder Rights Plan.
  5.1*             Opinion of Counsel.
 10.1(1)           1987 Stock Option Plan.
 10.2(1)           Amended 1989 Stock Option Plan.
 10.3(5)           1992 Stock Option/Stock Purchase Plan.
 10.4(6)           1994 Employee Stock Purchase Plan.
 10.5(1)           Second Amended and Restated Registration Rights Agreement dated June 3, 1993.
 10.6(4)           Form of Series B Preferred Stock and Warrant Purchase Agreement, dated September, 1998, and
                   September 22, 1998, between the Company and Series B Investors.
 10.7(4)           Form of Warrant to Purchase Common Stock between the Company and Series B Investors.
 10.8(7)           Employment Agreement dated May 3, 1994 between Registrant and Mr. Charles E. Shalvoy.
 10.9(1)           Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.10(1)+         Coordinated Research Program Agreement dated October 14, 1988 and Amendment dated May 26, 1991 between the Registrant and Hewlett-Packard Company ("H-P"), as amended by the Agreement between
                   Registrant and Hewlett-Packard Company dated June 2, 1993.
 10.11(8)          Collaboration Agreement between Registrant and CTI dated September 19, 1995.
 10.12(8)          High Temperature Superconductor Thin-Film Manufacturing Alliance Agreement among Registrant,
                   Superconductor Technologies, Inc., Stanford University, Georgia Research Corporation,
                   Microelectronic Control and Sensing Incorporated, IBIS, Focused Research and BDM Federal dated
                   November 17, 1995.
 10.13(9)+         Superconducting Filter Technology Joint Development Agreement dated April 25, 1996 between the
                   Registrant and Lucent Technologies Inc.
 10.14(4)          Engagement Letter between the Company and Sutro and Co. Inc., dated March 24, 1998.
 10.15(4)          Amendment to Engagement Letter between the Company and Sutro and Co. Inc., dated September 2,
                   1998.
 10.16(4)          Engagement Letter between the Company and Davenport and Co., dated September 2, 1998.
 10.17(4)          Master Lease Agreement between the Company and Leasing Technologies International, Inc., dated
                   June 15, 1998.
 10.18(1)          Lease Agreement dated May 3, 1993 between the Registrant and Mozart-McKee Limited Partnership for Sunnyvale facilities.
 10.19(7)          Lease Agreement dated December 8, 1994 between Registrant and Mozart-McKee Limited Partnership for Sunnyvale facilities.
 10.20(7)          Business Loan Agreement dated August 15, 1994 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
 10.21(10)         Loan Modification Agreement dated June 30, 1997, between Registration and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.

     EXHIBIT
       NO                                                    DESCRIPTION
-----------------  -----------------------------------------------------------------------------------------------
 10.22(10)         Loan Modification Agreement dated November 12, 1997, between Registration and Silicon Valley
                   Bank modifying the Business Loan Agreement dated August 15, 1994.
 10.23(10)         Loan Modification Agreement dated December 23, 1997, between Registration and Silicon Valley
                   Bank modifying the Business Loan Agreement dated August 15, 1994.
 10.24(11)         Business Loan Agreement dated March 8, 1996 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
 10.25(12)         Business Loan Agreement dated December 27, 1996 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
 10.26(4)          Master Loan and Security Agreement between the Company and Transamerica Business Credit
                   Corporation, dated June 26, 1998.
 10.27(4)          Stock Subscription Warrant Agreement between the Company and Transamerica Business Credit
                   Corporation, dated June 26, 1998.
 10.28(13)         Silicon Valley Bank Loan Agreement.
 10.29(13)         Collateral Assignment, Patent Mortgage and Security Agreement between the Company and Silicon
                   Valley Bank.
 10.30(10)+        Asset Purchase Agreement dated July 9, 1997 between Registrant and Bruker Instruments, Inc. for sale of assets of Registrant's NMR Probe business.
 10.31(10)         Asset Purchase Agreement dated August 15, 1997 between Registrant and Neocera, Inc. for sale of
                   Registrant's assets related to its temperature controller business.
 10.32(10)         Asset Purchase Agreement dated September 3, 1997, between Registrant and Niki Glass Ltd. for sale of Registrant's assets related to portions of its instruments business.
 10.33(14)(15)+    License Agreement between the Company and General Dynamics Information Systems, Inc., dated May
                   4, 1999.
 10.34(14)         Cross-License, Supply and Training Agreement between the Company and General Dynamics
                   Information Systems, Inc., dated May 4, 1999.
 23.1              Consent of Independent Accountants.
 24.1*             Power of Attorney.
 27.1*             Financial Data Schedule.


------------------------

*   Previously filed.

+ Confidential treatment granted or requested as to certain portions of these exhibits.

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Number 33-64020), filed with the SEC on May 15, 1996, as amended.

(2) Incorporated herein by reference to the Company's 1993 Annual Report on Form 10-K.

(3) Incorporated herein by reference to the Company's Registration Statement on Form 8-K, filed with the SEC on January 22, 1998.

(4) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on November 16, 1998.

(5) Incorporated herein by reference to the Company's Registration Statement on Form S-8, filed with the SEC on November 26, 1997.

(6) Incorporated herein by reference to the Company's Registration Statement on Form S-8, filed with the SEC on August 5, 1994.

(7) Incorporated herein by reference to the Company's 1994 Annual Report on Form 10-K.

(8) Incorporated herein by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Number 333-3815), filed with the SEC on June 17, 1996.

(9) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Number 333-3815), filed with the SEC on May 10, 1996, as amended.

(10) Incorporated herein by reference to the Company's 1998 Annual Report on Form 10-K.

(11) Incorporated herein by reference to the Company's 1995 Annual Report on Form 10-K.

(12) Incorporated herein by reference to the Company's 1996 Annual Report on Form 10-K.

(13) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on May 14, 1998


(14) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on May 17, 1999.



(15) Incorporated herein by reference to the Company's Form 10-Q/A filed with the SEC on May 27, 1999.